Exhibit 11.0
                             UFP Technologies, Inc.
                 Statement of Computation of Per Share Earnings


                                              Three months ended      Nine months ended
                                            Sept 30,    Sept 30,    Sept 30,    Sept 30,
                                              1996        1995        1996        1995

Net income                                $  301,721     234,998     673,565     316,917

Primary earnings per share:
     Weighted average common shares
       outstanding                         4,636,854   4,626,854   4,633,169   4,625,151
     Dilutive stock options and warrants     275,837      95,737     237,055     104,355
                                          ----------  ----------  ----------  -----------
                                           4,912,691   4,722,591   4,870,224   4,729,506
                                          ==========  ==========  ==========  ==========
     Income per share                     $     0.06        0.05        0.14        0.07
                                          ==========  ==========  ==========  ==========
Fully diluted earnings per share:
     Weighted average common shares
       outstanding                         4,636,854   4,626,854   4,633,169   4,625,151
     Dilutive stock options and warrants     324,874      95,737     324,874     104,355
                                          ==========  ==========  ==========  ==========
                                           4,961,728   4,722,591   4,958,043   4,729,506
                                          ==========  ==========  ==========  ==========
     Income per share                     $     0.06        0.05        0.14        0.07
                                          ==========  ==========  ==========  ==========